Exhibit 99.1

Theresa LaVallee, Ph.D., Joins Celldex Therapeutics’ Senior Management Team

HAMPTON, N.J., December 5, 2016 — Celldex Therapeutics, Inc. (NASDAQ: CLDX) today announced that the Company has hired Theresa LaVallee, Ph.D., to the newly created position of Senior Vice President, Regulatory and Precision Medicine. Dr. LaVallee was previously Senior Vice President, Translational Medicine and Product Development at Kolltan Pharmaceuticals, which Celldex recently acquired. Dr. LaVallee brings more than 15 years of industry experience in discovery and development of drug candidates in oncology and inflammation, including extensive global regulatory experience and expertise in translational medicine to enable science-driven drug development.

“Dr. LaVallee played a critical role in developing and advancing the pipeline at Kolltan Pharmaceuticals, and we felt it was important to bring her expertise in-house to Celldex,” said Anthony Marucci, Co-founder, President and Chief Executive Officer of Celldex Therapeutics. “In her new role, Theresa will continue to provide leadership to the receptor tyrosine kinase programs but will also reinforce our efforts in targeted drug development by assuming the leadership function for our precision medicine and regulatory activities. We believe Theresa is a valuable addition to our team and look forward to working with her.”

“Celldex has been at the forefront of the precision medicine field, identifying specific disease-related markers and developing targeted therapeutics to meet the needs of these distinct patient groups,” said Theresa LaVallee, Ph.D., Senior Vice President, Regulatory and Precision Medicine. “While these initiatives combine the best of science—biomarker discovery, companion diagnostics and drug development—they also bring an increasing level of complexity, especially from a regulatory perspective. I look forward to working with Celldex to navigate these complexities and improve outcomes for patients.”

Dr. LaVallee joined Kolltan in 2013, most recently serving as Senior Vice President, Translational Medicine and Product Development, and was responsible for developing and executing the research and development strategy. She established and expanded the Company’s translational medicine, project management and development capabilities to transition Kolltan from a preclinical to clinical stage company, including leading the regulatory strategy behind these programs. Prior to Kolltan, Dr. LaVallee held increasingly senior level roles at MedImmune/AstraZeneca and EntreMed. Dr. LaVallee started her career as a research scientist and has published extensively on her work throughout her career. She received her Ph.D. in Microbiology and Molecular Genetics from the University of California, Los Angeles.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response. Visit www.celldex.com.

Forward Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of glembatumumab vedotin (“glemba”; CDX-011), varlilumab (“varli”; CDX-1127) and other products and our goals for 2016. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of glembatumumab vedotin and other drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; our ability to successfully integrate our and Kolltan’s business and to operate the combined businesses efficiently; our ability to realize the anticipated benefits from the acquisition of Kolltan; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Fast Track designation for glembatumumab vedotin which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Sarah Cavanaugh
Vice President of Investor Relations & Corp Communications
Celldex Therapeutics, Inc.
(781) 433-3161
scavanaugh@celldex.com

Charles Liles

Associate Director of Investor Relations & Corp Communications

Celldex Therapeutics, Inc.

(781) 433-3107

cliles@celldex.com

Media Inquiries

Dan Budwick

BrewLife

(973) 271-6085

dbudwick@brewlife.com